SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT ("Agreement") is entered into by and between Cheri B. Podzimek ("Employee") and APA Enterprises, Inc. ("APA") and its wholly-owned subsidiary, APA Cables and Networks, Inc. ("APACN").

BACKGROUND

Employee is currently an employee at will of APACN and serves as its President.

AGREEMENT

1.             Separation from Employment as a Result of Change of Control of APACN. If there is a Change of Control (as defined below) of APA, or if APA sells all or substantially all of the assets or stock of APACN (a "Subsidiary Sale") and within six months after the Change of Control of APA or within six months after the closing of the Subsidiary Sale Employee's employment with APACN is involuntarily terminated for any reason other than Cause (as defined below) or Employee voluntarily terminates her employment for Good Reason (as defined below), she shall be entitled to payment of any bonus accrued at the time of termination and to continuation of her salary then in effect for the number of months set forth below, payable on the payroll schedule then in effect at APA, provided that if the termination follows a Subsidiary Sale "bonus" and "salary then in effect" shall refer to such amounts as of the date immediately preceding the Subsidiary Sale:

Termination After	Number of Months of Pay
June 30, 2005	9 months
June 30, 2007	12 months

2.             Salary Continuation in the Event of Termination Without Cause. Inthe event that Employee's employment with APACN is involuntarily terminated for a reason other than Cause in the absence of a Change of Control of APA or a Subsidiary Sale, she shall receive any bonus accrued at the date of termination and continuation of her salary then in effect for the number of months set forth below, payable on the salary schedule as then in effect at APACN.

Termination After	Number of Months of Pay
June 30, 2005	3 months
June 30, 2007	6 months
June 30, 2009	12 months

3.             Benefits. In the event of termination of Employee as described in Section 1 or Section 2 above, APA shall provide Employee the option to continue coverage under APA's group life, health and dental benefits, if any, at a level comparable to the benefits which Employee was receiving or entitled to receive immediately prior to termination, subject to the terms and conditions of APA's insurance or other plan then in effect, but only if such continuation is at no cost to APA or APACN. Employee, at her sole expense, shall be entitled to such continued coverage for the maximum period required by applicable federal and state laws following termination of employment or, if earlier, until Employee is eligible for medical coverage through her employment with another employer.

4.             No Employment Agreement. This Agreement is not intended to create any agreement of employment for any period of time or to alter the "at will" status of Employee's employment with APACN in any manner.

5.             Cause. A termination of employment shall be for "Cause" only if it is based in whole or in part on:

(i)              material dishonesty by Employee involving APA or APACN;

(ii)             willful violation of any law, rule, or regulation;

(iii)            failure or refusal to perform a material requirement of Employee's duties, or failure or refusal to comply with a reasonable, important general policy of APA or APACN or APA's Board of Directors after receipt by Employee of written notice specifying in detail the failure or refusal and a reasonable time in which to perform;

(iv)            breach of fiduciary duty to APA or APACN; or

(v)             Employee's (a) death or (b) disability (by reason of physical or mental disease, defect, accident or illness) such that Employee is (or in the opinion of two independent physicians, one selected by APA and one by Employee or her representative, for purposes of making this determination) will be unable for an aggregate of 180 or more days during any continuous 12-month period to render the services required of her in Employee's then current position with APACN.

6.             Change of Control. A Change of Control has occurred if there has been:

(i)              the consummation of any consolidation or merger of APA in which APA is not the continuing or surviving corporation or pursuant to which shares of APA's common stock would be converted into cash, securities, or other property, other than a merger of APA in which the holders of APA's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

(ii)             any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of APA; or

(iii)            approval by the shareholders of APA of any plan or proposal for the liquidation or dissolution of APA; or

(iv)            any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of APA's outstanding stock; or

(v)             during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of APA shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by APA's shareholders, of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the two-year period.

7.              Good Reason. "Good Reason" shall mean any of the following (without Employee's express written consent):

(i)              Assignment to Employee by the Company of duties inconsistent with Employee's position, duties, responsibilities, and status with the Company immediately prior to a Change in Control or a Subsidiary Sale, or a change in Employee's titles or offices as in effect immediately prior to a Change in Control or a Subsidiary Sale, or her removal from or any failure to reelect or reappoint her to any of such positions, except in connection with the termination of her employment for disability or Cause or as a result of her death or by her other than for Good Reason;

(ii)             A reduction by the Company of Employee's base salary and bonus as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

(iii)            If at the time of a Change in Control or a Subsidiary Sale Employee is employed at APACN's principal executive offices, a relocation of such principal executive offices to a location more than fifty miles outside of the Minneapolis-St. Paul Metropolitan Area or, if Employee is not employed at APACN's principal executive offices, Employee's relocation to any place other than the location at which the Employee performed Employee's duties prior to a Change in Control or a Subsidiary Sale, except for required travel by Employee on the Company's business to an extent substantially consistent with Employee's business travel obligations at the time of a Change in Control or a Subsidiary Sale;

(iv)             Any material breach by the Company of any provision of this Agreement; or

(v)             Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

8.             General Release. The benefits set forth herein shall be payable to Employee only if Employee executes prior to the first payment of the salary continuation, and in any event within 45 days after termination of employment, a general release of all claims against APA and APACN, known and unknown, in form and substance satisfactory to APA.

9.              Governing Law. This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of Minnesota applicable to contracts made and entirely to be performed in that state.

10.            Forfeiture. If after termination of employment Employee violates any continuing obligation to APA or APACN, such as an obligation to not compete, to assign invention, or to maintain the confidentiality of information, then the benefits set forth herein shall terminate upon the date of such violation and all unpaid benefits shall be irrevocably forfeited.

11.            Notice. Employee agrees that she shall provide APA and APACN with not less than 30 days' advance notice of voluntary termination of employment by her and that she will be available for consultation on transition matters for a period of 60 days after the expiration of the 30-day notice period. Employee acknowledges that she will not be entitled to any severance payment or bonus upon voluntary termination. Employee acknowledges that failure to provide the required advance notice or to be available for consultation, as stated above, could result in injury to APA and APACN not easily quantifiable in money damages and that this covenant shall be specifically enforceable.

APA ENTERPRISES, INC.

By:	/s/ Anil K. Jain
	Its:	President

APA CABLES AND NETWORKS, INC.

By:	/s/ Anil K. Jain
	Its:	CEO

/s/ Cheri B. Podzimek
Cheri B. Podzimek